                                                                     EXHIBIT 99

[Organogenesis Inc. - LOGO]

                                              Contact:  Curt W. Rodenhouse
                                                        Vice President and
                                                        Chief Financial Officer

                            ORGANOGENESIS COMPLETES
                              $15 MILLION OFFERING

Canton, MA, July 18, 1995 -- Organogenesis Inc. (AMEX: ORG) today announced that it has completed an offering of 230,000 units, consisting of 1,150,000 shares of common stock and 230,000 five-year warrants, raising over $15 million. The offering was sold directly by the Company. Because of the strong interest in the offering, the Company had expanded the number of units from the 200,000 units announced on June 20, 1995.

Herbert M. Stein, CEO and Chairman of the Board, said "We are pleased with the success of this offering. The strong investor interest in Organogenesis is reflected in the expansion of the size of the offering, as well as the rate of its placement."

The Company plans to use the proceeds of this offering for preclinical and clinical programs, product research and development, working capital and general corporate purposes. The Company's most advanced product, Graftskin(TM), has completed clinical trials with positive results, and Organogenesis has been notified by the U.S. Food and Drug Administration that the Graftskin(TM) Premarket Approval Application will get expedited review when submitted.

Organogenesis Inc. designs, develops and manufactures innovative medical therapeutics using living human cells and natural connective tissue components. The Company's tissue-engineered products, such as Graftskin(TM), are designed to promote the establishment and growth of new tissues that maintain, restore or improve biological function. The Company's product development focus is on wound care, cardiovascular surgery, general surgery, urology and orthopedics.


                                      -5-